Exhibit 10.11

CHINA GREEN AGRICULTURE, INC.

October 25, 2011

Via Email

shiyiru@hotmail.com

Dear Ms. Shi:

This letter shall confirm our discussions pursuant to which you have indicated your willingness to serve on the Board of Directors of China Green Agriculture, Inc. (the “Company”) and the Audit Committee, Compensation Committee and Nominating Committee effective the date immediately following the annual shareholders meeting scheduled to be held on December 8, 2011 (“2011 ASM”) on the terms set forth below until the next annual shareholders meeting or your earlier resignation or the removal pursuant to the Company’s by-laws.

Our company compensates our non-employee directors for all services they perform as a director of our company, including attendance at Board of Directors meetings and service as members of committees of the Board of Directors to which they are appointed. The details of such compensation are:

1.	an annual compensation of $24,000;
2.	eligible to participate in the Company’s 2009 Equity Compensation Plan and to be compensated at the same level of other independent directors’ of the Company.

You would also be reimbursed for all of your out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which you would serve.

We will have the D&O insurance coverage for you. In addition, we will indemnify you to the fullest extent permitted by Nevada law as provided within NRS 78.7502 and NRS 78.751 and according to our Certificate of Incorporation.

You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the undersigned. By signing this letter agreement, you reconfirm to the company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the company.

Please note that the effect of the letter is subject to the 2011 ASM, when the election of you is approved by the shareholders of the Company.

Very truly yours,

CHINA GREEN AGRICULTURE, INC.

By:	/s/ Tao Li
Tao Li
President & Chief Executive Officer

I have read and accept and agree to the above terms of employment:

/s/ Yiru Shi
Signature of Yiru (Melody) Shi